Contacts:
At Notify Technology Corporation:
Jerry Rice, Chief Financial Officer
Phone: 408-777-7927
jerry.rice@notifycorp.com

For Immediate Release

Notify Technology Reports Results for the Fiscal Quarter Ended June 30, 2007

Wireless product revenue increases by twenty-five percent from same quarter in prior year

San Jose, CA, August 20, 2007 -- Notify Technology Corporation (OTC: NTFY) today announced financial results for its fiscal quarter ended June 30, 2007.

The NotifyLink software product line increased 25% to $937,607 in the three month period ended June 30, 2007 from $745,606 during the same period last year. The increase in revenue for the NotifyLink product line largely offset the loss of the Visual Got Mail Solution service revenue contained in the total revenues for the three-month period ended June 30, 2006. The Visual Got Mail Solution service was terminated on February 28, 2007 as the result of our customer merging with another entity.

The Company showed a net loss for the fiscal quarter ended June 30, 2007, of $93,766 or a net loss per share of $(0.01), compared to a net loss of $138,370, or a net loss per share of $(0.01), reported for the three month period ended June 30, 2006.

Operating costs were $1,000,579 in the three-month period ended June 30, 2007 compared to $988,590 in the same period last year due to increases in personnel in Research and Development to meet the demand to support new devices and a larger product offering. New wireless devices continue to be released into the mobility market and Notify has scaled up its engineering investment to service them. In addition, the NotifyLink Enterprise solution interfaces with over eleven (11) different email collaboration suites providing users with mobile access to their email, calendar, contacts, and task information. NotifyLink revenue grew to $2,720,694 in the nine month period ended June 30, 2007 compared to $2,021,125 in the nine month period ended June 30, 2006.

“The growth in our wireless product revenue this year continues to indicate that Notify’s wireless products are meeting success in the market,” said Paul DePond, President of Notify Technology. “The revenue from our wireless products continues to improve quarter to quarter and replace our legacy wireline business. The strategy of supporting of multiple email collaboration suites with our NotifyLink Enterprise products is a key factor to the quarter to quarter growth we have been able to achieve.”

About Notify Technology Corporation
Founded in 1994, Notify Technology Corporation, (OTC: NTFY) is an innovative software company developing mobility products for organizations of all sizes. Notify’s wireless solutions provide secure synchronized email and PIM access and management to any size organization on a variety of wireless 2-way devices and networks. Notify sells its wireless products directly and through authorized resellers internationally. The company is headquartered in San Jose, California. For more information, visit http://www.notifycorp.com or contact 408-777-7920.

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Forward-Looking Statements: This press release contains forward-looking statements related to Notify Technology that involve risks and uncertainties, including, but not limited to, statements regarding the improving performance and growth of our wireless products and the service revenue on the Visual Got Mail Solution. Those statements are based on current information and expectations and there are important factors that could cause actual results to differ materially from those anticipated by such statements. These risks include, but are not limited to, our ability to deliver products and manage growth, the continuance of certain customer voice mail programs, the expectation that the revenue from the service portion of the Visual Got Mail Solution will decline due to customer decisions to withdraw from the consumer market that the Notify product supports, the acceptance of our wireline products in the market, our ability to continue to improve our existing products or develop new products or technologies, as well as other risks. In particular, we cannot predict future NotifyLink revenues with any accuracy and do not know whether NotifyLink revenues will continue to grow at the rates we have recently experienced. Increasing NotifyLink revenues will require, among other things, continued investments in our sales and marketing organization, and we have limited available cash resources to make these investments. In addition, although we have amended outstanding warrants to address a penalty provision that triggered adverse accounting treatment, we have outstanding certain unit options that contain a similar provision that has not been amended and that could result in adverse accounting charges in future periods in the event of increases in our stock price. These forward-looking statements are made in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. For further information about these factors that could affect Notify Technology's future results, please see the Company’s filings with the Securities and Exchange Commission. Prospective investors are cautioned that forward-looking statements are not guarantees of performance. Actual results may differ materially from management’s expectations.

(Financial Tables Follow)

NOTIFY TECHNOLOGY CORPORATION
CONDENSED UNAUDITED STATEMENTS OF OPERATIONS

	Three-Month Periods		Nine-Month Periods
	Ended June 30,		Ended June 30,
	2007	2006	2007	2006

Revenue:
Product revenue	$937,607	$745,606	$2,720,694	$2,707,495
Service revenue	–	191,909	237,991	637,784
Total revenue	937,607	937,515	2,958,685	3,345,279

Cost of revenue:
Product cost	5,371	2,420	13,677	459,816
Service cost	–	–	–	15,375
Royalty payments	25,543	20,855	75,656	56,753
Total cost of revenue	30,914	23,275	89,333	531,944
Gross profit	906,693	914,240	2,869,352	2,813,335

Operating expenses:
Research and development	328,035	250,589	945,062	713,035
Sales and marketing	369,618	403,320	1,247,004	1,221,606
General and administrative	302,926	334,681	977,692	970,746
Total operating expenses	1,100,579	988,590	3,169,758	2,905,387

Loss from operations	(93,886)	(74,350)	(300,406)	(92,052)

Other interest (expense), net	120	(1,353)	2,677	1,537
Proceeds from sale of patents	–	250,000	–	250,000
Loss on fair value of warrants	–	(312,667)	–	(457,919)

Net loss	$(93,766)	$(138,370)	$(297,729)	$(298,434)

Basic net loss per share	$(0.01)	$(0.01)	$(0.02)	$(0.2)

Basic weighted average shares outstanding	13,968,995	13,968,995	13,968,995	13,968,995

NOTIFY TECHNOLOGY CORPORATION
Condensed Balance Sheets

	June 30,	Sept. 30,
	2007	2006
	(Unaudited)	(Audited)
Assets:
Current assets:
Cash and cash equivalents	$877,488	$829,406
Accounts receivable, net	420,623	436,509
Other assets	44,254	53,135
Total current assets	1,342,365	1,319,050
Property and equipment, net	96,644	99,623
Total assets	$1,439,009	$1,418,673
Liabilities and shareholders’ deficit
Current liabilities:
Current portion of capital lease obligation	$10,705	$18,219
Accounts payable	43,660	37,722
Accrued payroll and related liabilities	188,074	231,200
Deferred revenue	1,969,259	1,623,606
Other accrued liabilities	116,273	122,432
Total current liabilities	2,327,971	2,033,179
Long-term capital lease obligations	3,171	9,201
Total liabilities	2,331,142	2,042,380
Shareholders' deficit:
Common stock	13,969	13,969
Additional paid-in capital	23,340,206	23,310,903
Accumulated deficit	(24,246,308)	(23,948,579)
Total shareholders’ deficit	(892,133)	(623,707)
Total liabilities and shareholders' deficit	$1,439,009	$1,418,673